SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 of Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                Commission File Number:  0-14991

                             Life Technologies, Inc.
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             (Exact name of registrant as specified in its charter)


              9800 Medical Center Drive, Rockville, Maryland 20850
                                 (301) 610-8000
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)


                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)     [X]   Rule 12h-3(b)(1)(ii)    [ ]
                  Rule 12g-4(a)(1)(ii)    [ ]   Rule 12h-3(b)(2)(i)     [ ]
                  Rule 12g-4(a)(2)(i)     [ ]   Rule 12h-3(b)(2)(ii)    [ ]
                  Rule 12g-4(a)(2)(ii)    [ ]   Rule 15d-6              [ ]
                  Rule 12h-3(b)(1)(i)     [X]

       Approximate number of holders of record as of the certification or notice date: None


       Pursuant to the requirements of the Securities Exchange Act of 1934, Invitrogen Corporation, the successor by merger to Life Technologies, Inc.*, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 18, 2000                  INVITROGEN CORPORATION

                                          BY:/s/ John A. Cottingham
                                             ----------------------
                                             John A. Cottingham
                                             Vice President and General Counsel,
                                             Life Technologies Division


* Life Technologies, Inc. was merged with and into Invitrogen Corporation on September 14, 2000.